FIXED CHARGE RATIOS

WITH PREFERRED DIVIDENDS
                                          Year          3 Mos          3 mos
                                          1994            '94            '95
Fixed Charges:
  Interest Charges:
    Expensed ......................     24,598          5,861          5,233
    Capitalized ...................     17,714          4,755          5,804
                                      --------       --------       --------
  Total Interest Charges ..........     42,312         10,616         11,037

Ammortization of Debt Expense .....        446            105            127
Write-off of Loan Costs ...........       --             --             --
Rental Expense Considered Interest       1,906            469            496
Preferred Stock Dividends of
    Subsidiaries ..................     14,530          3,981          3,875
Guarantees of Other Debt ..........       --             --             --
  Total Fixed Charges(A) ..........     59,194         15,171         15,535

Fixed Charges Added to Income:
  Fixed Charges ...................     59,194         15,171         15,535
  Write-off of Loan Costs .........       --             --             --
  Capitalized Interest Amortization        796            175            226

  Less: Preferred Stock Dividends .    (14,530)        (3,981)        (3,875)
          Capitalized Interest ....    (17,714)        (4,755)        (5,804)
                                      --------       --------       --------
    Total Fixed Charges Added
      to Income ...................     27,746          6,610          6,082

Pre-tax Income (Loss) .............    109,760         10,427         68,611
Earnings(B) .......................    137,506         17,037         74,693
Ratio of Earnings to Fixed
      Charges(B)/(A) ..............        2.3            1.1            4.8

Earnings Deficiency ...............       --             --             --

Supporting Calculations:
  Interest Charges
    Expensed ......................     25,044          5,966          5,360
    Amortization of Debt Expense ..       (446)          (105)          (127)
    Total Expensed Interest Charges     24,598          5,861          5,233

Preferred Dividends Calculation

Effective Rate, 10-K or Calculated          20%            27%            25%

Preferred Stock Dividends .........     11,624          2,906          2,906

Preferred Stock Adjusted for Taxes      14,530          3,981          3,875


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                                                 Year        3 Mos        3 mos
                                                 1994          '94          '95
Fixed Charges:
  Interest Charges:
    Expensed ............................      24,598        5,861        5,233
    Capitalized .........................      17,714        4,755        5,804
  Total Interest Charges ................      42,312       10,616       11,037

Ammortization of Debt Expense ...........         446          105          127
Write-off of Loan Costs .................        --           --           --
Rental Expense Considered Interest ......       1,906          469          496
Preferred Stock Dividends of
    Subsidiaries ........................        --           --           --
Guarantees of other Debt ................        --           --           --
  Total Fixed Charges(A) ................      44,664       11,190       11,660

Fixed Charges Added to Income:
  Fixed Charges .........................      44,664       11,190       11,660
  Write-off of Loan Costs ...............        --           --           --
  Capitalized Interest Amortization .....         796          175          226

  Less Capitalized Interest .............     (17,714)      (4,755)      (5,804)
    Total Fixed Charges Added
      to Income .........................      27,746        6,610        6,082

Pre-tax Income (excluding
      $14 million SFAS 106) .............     109,760       10,427       68,611
Earnings(B) .............................     137,506       17,037       74,693
Ratio of Earnings to Fixed
      Charges(B)/(A) ....................         3.1          1.5          6.4

Earnings Deficiency .....................        --           --           --

Supporting Calculations:
  Interest Charges
    Expensed ............................      25,044        5,966        5,360
    Amortization of Debt Expense ........        (446)        (105)        (127)
    Total Expensed Interest Charges .....      24,598        5,861        5,233